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                                                                     EXHIBIT 8.1

[LETTERHEAD OF MANATT, PHELPS & PHILLIPS, LLP APPEARS HERE]


October 24, 1997

                                                             File No:  11228-032
Board of Directors
Highland Federal Bank
601 South Glenoaks Boulevard
Burbank, California 91502

Board of Directors
Highland Bancorp, Inc.
601 Glenoaks Boulevard
Burbank, California 91502

Board of Directors
Highland Federal Interim Savings Bank
601 Glenoaks Boulevard
Burbank, California 91502

          RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF A HOLDING COMPANY FORMATION
               ----------------------------------------------------

Ladies and Gentlemen:

          In accordance with your request, we provide the following analysis and opinions relating to certain federal income tax consequences of the proposed transaction whereby Highland Federal Bank, a Federal Savings Bank ("Bank"), will become a wholly-owned subsidiary of Highland Bancorp, Inc., a Delaware corporation ("Company), through a merger of Highland Federal Interim Savings Bank, an interim federal savings bank ("Interim"), with and into Bank (the "Reorganization").

          In the Reorganization, Company (which is a first tier wholly-owned subsidiary of Bank) will become the sole holder of all of the common stock of Bank. To accomplish this Reorganization, Bank has formed Company as its wholly-owned subsidiary and Company has formed Interim as its wholly-owned subsidiary. Interim will merge with and into Bank, with Bank being the resulting institution. Pursuant to such merger, all of the issued and outstanding stock of Company held by Bank will be canceled, all of the issued and outstanding shares of common stock of Bank will be automatically converted by operation of law, on a one-for-one basis, into an equal number of issued and outstanding shares of Company common stock, and all of the issued and outstanding shares of common stock of Interim shall automatically, by
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Boards of Directors
October 24, 1997
Page 2

operation of law, be converted into and shall become, on a one-for-one basis, fully paid and nonassessable shares of common stock of Bank.

          On the Effective Date of the Reorganization, the Bank's 1994 Stock Option and Performance Share Award Plan (the "Stock Option Plan") shall be assumed by the Company and shall become the Stock Option Plan of the Company. The Stock Option Plan shall be amended to provide for the issuance of shares of Company common stock, rather than shares of Bank common stock, upon exercise of options or payment of other awards under the Stock Option Plan. The Company shall enter into (i) an amended stock option agreement with each holder of an outstanding option under the Stock Option Plan and (ii) an amended restricted stock agreement with each holder of unvested performance shares granted under the Stock Option Plan. Upon execution of such agreements, each unexercised option and each unvested performance share granted under the Stock Option Plan shall become an unexercised option or grant to purchase or receive under the Stock Option Plan the same numbers of shares (adjusted thereafter pursuant to the terms of the Stock Option Plan) of Company common stock in lieu of shares of Bank common stock on the same terms and conditions as under the Stock Option Plan (including, but not limited to, the same option exercise price).

          Our analysis and the opinions set forth herein are based upon facts set forth in that certain Plan of Reorganization and Agreement of Merger (the "Agreement") to be entered into by and among the Company, the Bank and Interim. Our analysis and opinions assume that, when the Reorganization is consummated, the Reorganization will conform in all material respects with the provisions in the Agreement. Our opinions are also based on the facts set forth in an Application H-(e) 1-S that is being filed with the Office of Thrift Supervision ("OTS") and a Form S-4 that is being filed with the Securities and Exchange Commission ("SEC") contemporaneously herewith and on certain written representations to us from Bank, Company and Interim in a letter of even date herewith. The terms herein have the same meanings as the terms used in such documents. The facts contained in the above-referenced documents are incorporated herein by reference as the operative facts underlying the tax opinions set forth herein. One of our key assumptions for purposes of this letter is that the facts set forth in those documents are accurate on the date of this analysis and will remain accurate to the date of the closing of the Reorganization, and are otherwise true, complete, and correct. Any change or inaccuracy in such facts may adversely affect our opinions.

          Our opinions are based upon the Internal Revenue Code of 1986, as amended (the "Code"), as of the date hereof and currently applicable Treasury Regulations promulgated under the Code (including proposed Treasury Regulations), published administrative positions of the Internal Revenue Service in revenue rulings and revenue procedures, and judicial decisions. Such legal authorities are all subject to change, either prospectively or retroactively.
No
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[LETTERHEAD OF MANATT, PHELPS & PHILLIPS, LLP]

Boards of Directors
October 24, 1997
Page 3

assurance can be provided as to the effect of any such change upon our opinions. We undertake no duty to update this opinion letter in the future.

          The opinions set forth herein have no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if contested, a court would agree with the opinions set forth herein. The opinions set forth herein represent rather our best legal judgment as to the likely outcome of the issues addressed herein if such issues were litigated.

          In the case of a transaction as complex as the Reorganization, many federal, state and local income and other tax consequences arise. We have been asked only to address the issues specifically set forth below. No opinion is expressed regarding any other issues.

          This letter is being issued solely for your benefit and for the benefit of the Bank shareholders as of the date of the Reorganization. It may not be relied upon by any other person without our prior written consent. However, we do consent to the filing of this letter with the OTS and the SEC in connection with the Reorganization and reference to this letter in such regulatory filings and in the proxy materials included with the Form S-4.

          Our opinions regarding the Reorganization are as follows:

               (1) The Reorganization will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The Reorganization will not be disqualified by reason of the fact that the stock of Company is used in the Reorganization, pursuant to Section 368(a)(2)(E) of the Code. Bank, Company and Interim will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

               (2) No gain or loss will be recognized by Interim on the transfer of its assets to Bank solely in exchange for the common stock of Bank and the assumption of Interim's liabilities, pursuant to Sections 361(a) and 357(a) of the Code.

               (3) No gain or loss will be recognized by Bank upon the receipt of the assets of Interim in exchange for Bank common stock, pursuant to Section 1032(a) of the Code.
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Boards of Directors
October 24, 1997
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               (4)  The basis of Interim's assets in the hands of Bank will be the same as the basis of such assets in the hands of Interim immediately prior to the Reorganization, pursuant to Section 362(b) of the Code.

               (5) No gain or loss will be recognized by Company upon the receipt of Bank common stock solely in exchange for the stock of Interim, pursuant to Section 354(a)(1) of the Code.

               (6) No gain or loss will be recognized by the shareholders of Bank upon the transfer of their common stock of Bank solely in exchange for Company stock, pursuant to Section 354(a) of the Code.

               (7) The basis of the Company stock to be received by the shareholders of Bank in the Reorganization will be the same as the basis of the Bank common stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code.

               (8) The holding period of Company stock to be received by the Bank shareholders will include the holding period of the Bank common stock surrendered in exchange therefor, provided that the Bank common stock is held as a capital asset on the date of the exchange, pursuant to Section 1223(1) of the Code.

               (9) The holding period of the assets of Interim in the hands of Bank will include the period during which such assets were held by Interim, pursuant to Section 1223(2) of the Code.

               (10) Provided that Bank meets the requirements of Section
                    593(a)(2) of the Code both before and after the Reorganization, no part of the bad debt reserve of Bank will be required to be restored to the gross income of Bank as a result of the Reorganization.

               (11) Immediately prior to the Reorganization, Company will be a member of the affiliated group of which Bank is the common parent within the meaning of Section 1504 of the Code.
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[LETTERHEAD OF MANATT, PHELPS & PHILLIPS, LLP]

Boards of Directors
October 24, 1997
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               (12) The affiliated group of which Bank is the common parent immediately prior to the Reorganization will remain in existence after the Reorganization, and Company will become the common parent of the affiliated group.

               (13) The members of the Bank affiliated group immediately before and after the Reorganization (other than Interim) will not close their taxable years as a result of the Reorganization and will remain on the taxable year previously employed by the group.

               (14) No prior taxable year of Bank or any member of the
                    affiliated group of which Bank is the common parent will become a separate return limitation year by reason of the Reorganization.

               (15) Provided that any nonqualified stock options to purchase the common stock of Bank and any nonqualified stock options to purchase the Company stock into which they will be converted do not have readily ascertainable fair market values (within the meaning of Section 1.83-7 of the Treasury Regulations), such conversion of the Bank options into Company options will not result in income, gain, or loss to the holders of such stock options, pursuant to Section 83(e)(3) of the Code.

               (16) No gain or loss will be recognized by Bank or Company upon the issuance of Company stock to an optionee pursuant to the optionee's exercise of a stock option issued by Bank and converted into an option to acquire Company stock, pursuant to Section 1032 of the Code and Section 1.83-6(d) of the Treasury Regulations.

               (17) Provided that any incentive options issued by Bank qualify as incentive stock options under Section 422 of the Code, the Reorganization will qualify as a transaction to which
                    Section 424(a) applies. The assumption of the Stock Option Plan by Company will satisfy the requirements of Section 424(a) of the Code and will not be a modification under
                    Section 424(h) of the Code. Accordingly, no income, gain or loss will be recognized by Bank, Company, or the holders of outstanding options of Bank
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Boards of Directors
October 24, 1997
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                    upon the substitution, amendment, or assumption by Company of the Stock Option Plan and options thereunder.

               (18) The Reorganization will not result in a change of ownership of Bank within the meaning of Section 382(g) of the Code, and therefore Section 382 will not apply to Bank as a result of the Reorganization.

                              Very truly yours,

                              /s/ Manatt, Phelps & Phillips, LLP
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                              MANATT, PHELPS & PHILLIPS, LLP